Filed Pursuant to Rule 424(b)(3)
Registration No. 333-224956

PROSPECTUS SUPPLEMENT No. 2
(To Prospectus Dated March 25, 2022)

Select Energy Services, Inc.

41,799,229 Shares of Class A Common Stock

This prospectus supplement No. 2 supplements the preliminary prospectus (as may be supplemented from time to time, the “Prospectus”) dated March 25, 2022, filed as part of that Post-Effective Amendment No. 5 to Form S-3 on Form S-1, which was filed with the Securities and Exchange Commission (the “SEC”) by Select Energy Services, Inc. on March 25, 2022. Pursuant to the Prospectus, this prospectus supplement relates to the offering of 41,799,229 shares of Class A common stock by the selling stockholders named in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “WTTR.”

Investing in our Class A common stock involves risks. Please see “Risk Factors” beginning on page 3 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2022

SELECT ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1233 West Loop South, Suite 1400 Houston, TX 77027
(Address of Principal Executive Offices)

(713) 235-9500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	WTTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.07       Submission of Matters to a Vote of Security Holders.

At the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Select Energy Services, Inc. (the “Company” or “Select”) held on May 6, 2022, the Company’s stockholders elected each of the Company’s director nominees who had been nominated to serve until the Company’s 2023 Annual Meeting of Stockholders. David C. Baldwin was re-elected with 95.60% of the votes cast, Gayle L. Burleson was elected with 99.82% of the votes cast, Richard A. Burnett was re-elected with 99.81% of the votes cast, Robert V. Delaney was re-elected with 97.09% of the votes cast, Luis Fernandez-Moreno was elected with 99.75% of the votes cast, John D. Schmitz was re-elected with 99.72% of the votes cast, Troy W. Thacker was re-elected with 97.28% of the votes cast, and Douglas J. Wall was re-elected with 89.96% of the votes cast. The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2022 was approved by 99.96% of the votes cast.

The final results of the voting on each matter of business at the Annual Meeting are as follows:

Proposal 1 – Election of Directors.

				NON-VOTES
NOMINEES	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
David C. Baldwin	83,765,783	3,846,665	24,820	14,048,229
Gayle L. Burleson	87,456,772	157,653	22,843	14,048,229
Richard A. Burnett	87,454,564	157,877	24,827	14,048,229
Robert V. Delaney	85,068,705	2,544,751	23,812	14,048,229
Luis Fernandez-Moreno	87,396,967	212,509	27,792	14,048,229
John D. Schmitz	87,371,474	242,675	23,119	14,048,229
Troy W. Thacker	85,231,035	2,380,353	25,880	14,048,229
Douglas J. Wall	78,740,465	8,782,886	113,917	14,048,229

Proposal 2 – Ratification of the appointment of Grant Thornton LLP as Select’s independent registered public accounting firm for fiscal year 2022.

FOR	AGAINST	ABSTAIN
101,653,179	4,771	27,547

ITEM 9.01       Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2022

SELECT ENERGY SERVICES, INC.

By:	/s/ Adam R. Law
Adam R. Law
Senior Vice President, General Counsel, Chief Compliance Officer &
Corporate Secretary